Exhibit 99.1

Investor Contacts Linda Ventresca AXIS Capital Holdings Limited investorrelations@axiscapital.com (441) 405-2727	Media Contacts Michael Herley Kekst and Company michael-herley@kekst.com (212) 521-4897

AXIS CAPITAL REPORTS THIRD QUARTER OPERATING INCOME OF $95 MILLION

QUARTERLY DILUTED OPERATING INCOME PER COMMON SHARE OF $0.74 AND

ANNUALIZED OPERATING RETURN ON AVERAGE COMMON EQUITY OF 7.8%

Pembroke, Bermuda, November 1, 2011 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the third quarter of 2011 of $212 million, or $1.66 per diluted common share, compared with $239 million, or $1.78 per diluted common share, for the third quarter of 2010. For the nine months ended September 30, 2011, AXIS Capital reported a net loss to common shareholders of $71 million, or $0.58 per diluted common share, compared with net income available to common shareholders of $556 million, or $4.04 per diluted common share, for the corresponding period in 2010.

Operating income1 for the third quarter of 2011 was $95 million, or $0.74 per diluted common share, compared with $189 million, or $1.41 per diluted common share, for the third quarter of 2010. For the nine months ended September 30, 2011, AXIS Capital reported an operating loss of $221 million, or $1.82 per diluted common share, compared with operating income of $429 million, or $3.12 per diluted common share, for the first nine months of 2010.

1 Effective April 1, 2011, AXIS Capital amended its definition of operating income to exclude after-tax foreign exchange losses (gains). Accordingly, all prior period operating income, diluted operating earnings per share and operating return on average common equity amounts herein have been restated to reflect this change. The presentation of operating income (loss) available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income (loss) to net income (loss) available to common shareholders (the most directly comparable GAAP financial measure) is provided in this release, as is a discussion of the presentation of operating income (loss).

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Third Quarter Highlights2

•	Gross premiums written increased 11% to $835 million;

•	Net premiums written increased 8% to $673 million;

•	Net premiums earned increased 11% to $840 million;

•	Combined ratio of 91.5%, compared to 85.6%;

•	Major catastrophe-related losses in the quarter included:

•	Estimated pre-tax net losses (net of reinstatement premiums) of $65 million related to Hurricane Irene, Tropical Storm Lee and Danish flooding; and

•

A $26 million (net of reinstatement premiums) aggregate increase in our pre-tax net loss estimate for first half 2011 catastrophes, including the February New Zealand earthquake and June aftershock (“New Zealand II and III”, respectively) and the Japanese earthquake and tsunami.

•

Net favorable prior year reserve development of $78 million, pre-tax, benefiting the combined ratio by 9.4 points, compared with $72 million in the prior year quarter, benefiting the combined ratio by 9.5 points;

•	Net investment income of $49 million, a decrease of 56%;

•	Shareholders’ equity of $5.4 billion; and

•	Diluted book value per common share of $37.06, a modest increase from $36.78 at June 30, 2011 but down 6% from $39.37 at December 31, 2010.

    2 All comparisons are with the same period last year unless otherwise stated.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Commenting on the third quarter 2011 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “In the quarter, we achieved a modest increase in diluted book value per share and generated operating income of $95 million, driven by strong underwriting results producing a combined ratio of 91.5%. Our net written premiums increased by more than 8% in the quarter, as our underwriting units fought hard to find opportunities to grow profitably. Our results were, however, adversely impacted by a reduction in the valuation of our alternative investments due to the extreme volatility in the financial markets as well as continued pressure on new money yields.

“In the short-tail and specialty lines, we are seeing the market momentum moving away from price reductions toward gradual and deliberate price increases. As the market factors in investment yields, which are at all-time lows, we expect this positive momentum to accelerate as well as to spread more broadly into the professional and casualty lines. We have the capital and the embedded experience, as well as the organizational breadth and depth, to strongly and nimbly address opportunities that present themselves if market pricing meets or exceeds levels commensurate with our view of risk. Because conditions in the various business lines we write are mixed and are likely to evolve at various speeds, we expect to balance deployment of capital in underwriting opportunities with share repurchase through organic earnings.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written in the quarter of $493 million, up 14% from the third quarter of 2010. For the nine months ended September 30, 2011, gross premiums written were $1.6 billion, up 13% from the prior period. These increases were largely driven by new business generated by our new accident & health unit, our geographic expansion (including our Australian and Canadian operations) and our new renewable energy initiative. Net premiums earned increased 16% and 20%, respectively, for the third quarter and year to date, due to the aforementioned increases in gross premiums written and changes in our ceded reinsurance purchasing effected in the second quarter of 2010.

Our insurance segment reported underwriting income of $41 million for the quarter, compared to $67 million for the third quarter of 2010. The current quarter’s underwriting result reflected a combined ratio of 89.4%, compared with 79.3% in the prior year quarter. The segment’s current accident year loss ratio increased from 55.8% in the third quarter of 2010 to 64.8% this quarter and includes $38 million in pre-tax net losses (net of reinstatements) related to Hurricane Irene and Tropical Storm Lee. Net favorable prior period reserve development was $33 million, or 8.8 points, this quarter compared with $28 million, or 8.7 points, in the third quarter of 2010. The increase in general and administrative expenses reflected the continued build-out of the segment’s global platform over the past year. For the nine months ended September 30, 2011, we recognized underwriting income of $13 million, compared with $142 million for the prior year; the difference was largely attributable to a higher level of natural catastrophe activity.

Reinsurance Segment

Our reinsurance segment reported gross premiums written in the quarter of $342 million, up 8% from the third quarter of 2010. Premium growth in the quarter primarily related to trade credit and bond reinsurance. For the nine months ended September 30, 2011, gross premiums written were $1.8 billion, up 8% from the comparable period in 2010, with the increase primarily driven by the motor and trade credit and bond reinsurance lines. Net premiums earned increased 7% for both the third quarter and year to date, consistent with the increases in gross premiums written.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Underwriting income for the reinsurance segment was $50 million for the quarter, compared to $60 million in the third quarter of 2010. The segment’s combined ratio increased from 86.3% in the third quarter of 2010 to 89.5% for the third quarter of 2011.

The segment’s third quarter 2011 and 2010 current accident year loss ratios 73.5% and 71.8%, respectively, were both impacted by catastrophe-related losses. Third quarter 2011 results included estimated pre-tax net losses (net of reinstatement premiums) of $27 million related to Hurricane Irene and Danish flooding. In addition, the segment’s estimated aggregate pre-tax net losses (net of reinstatement premiums) related to first half 2011 major named catastrophe events increased by $26 million; a $38 million increase in the combined estimates for New Zealand II and III was partially offset by a reduction of $12 million in the estimate for the Japanese earthquake and tsunami. Comparatively, third quarter 2010 results included $85 million related to New Zealand I. Additionally, we recognized a higher level of attritional losses in the third quarter of 2011, primarily related to aggregate property reinsurance of regional insurance companies in the U.S. and reflecting the frequency and severity of weather events in 2011.

Net favorable prior period reserve development was $46 million, or 9.7 points, this quarter compared with $44 million, or 10.0 points, in the third quarter of 2010.

For the nine months ended September 30, 2011, our reinsurance segment reported an underwriting loss of $355 million, compared with income of $134 million for the comparable period of 2010. The significant increase in the level of natural catastrophe activity during 2011 was the primary driver of this variance.

Investments

Net investment income for the third quarter was $49 million, a 51% decrease relative to the second quarter of this year and a 56% decrease relative to the third quarter of 2010. These decreases were primarily driven by reduced valuations from hedge funds and credit funds due to the current turmoil in the global financial markets. Net investment income from fixed maturities was $82 million this quarter, compared with $90 million in the prior year quarter. This decline was due to lower reinvestment yields, offset partially by a higher fixed maturity investment balance.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

For the quarter, net realized investment gains were $58 million compared to $77 million in the prior year quarter.

Capitalization / Shareholders’ Equity

Total capitalization at September 30, 2011 was $6.4 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity.

At September 30, 2011, diluted book value per common share on a treasury stock basis was $37.06, a modest increase from $36.78 at June 30, 2011 but a decline from $39.37 at December 31, 2010.

We did not repurchase any common shares under our authorized repurchase plan during the quarter. At October 31, 2011, we had approximately $593 million of remaining authorization for common share repurchases through December 31, 2012.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, November 2, 2011 at 8:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 4-1-7-4-2-4-6. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for 90 days by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-0-4-9-2-2. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2011 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2011 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	2011	2010
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$10,736,729	$10,482,897
Equity securities, available for sale, at fair value	567,881	349,254
Other investments, at fair value	643,270	519,296
Short-term investments, at amortized cost	149,136	172,719

Total investments	12,097,016	11,524,166
Cash and cash equivalents	935,216	929,515
Restricted cash and cash equivalents	265,821	115,840
Accrued interest receivable	95,320	96,364
Insurance and reinsurance premium balances receivable	1,665,636	1,343,665
Reinsurance recoverable on unpaid and paid losses	1,759,017	1,577,547
Deferred acquisition costs	477,403	359,300
Prepaid reinsurance premiums	239,769	221,396
Receivable for investments sold	86,932	–
Goodwill and intangible assets	98,260	103,231
Other assets	223,540	174,707

Total assets	$17,943,930	$16,445,731

Liabilities
Reserve for losses and loss expenses	$8,334,841	$7,032,375
Unearned premiums	2,805,620	2,333,676
Insurance and reinsurance balances payable	179,081	164,927
Senior notes	994,523	994,110
Other liabilities	144,771	275,422
Payable for investments purchased	127,989	20,251

Total liabilities	12,586,825	10,820,761

Shareholders’ equity
Preferred shares – Series A and B	500,000	500,000
Common shares	2,112	1,934
Additional paid-in capital	2,095,727	2,059,708
Accumulated other comprehensive income	50,932	176,821
Retained earnings	4,105,216	4,267,608
Treasury shares, at cost	(1,396,882)	(1,381,101)

Total shareholders’ equity	5,357,105	5,624,970

Total liabilities and shareholders’ equity	$17,943,930	$16,445,731

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	Three months ended		Nine months ended
	2011	2010	2011	2010
	(in thousands, except per share data)
Revenues

Net premiums earned	$839,992	$758,873	$2,468,207	$2,190,092
Net investment income	49,396	111,800	260,068	299,004
Net realized investment gains	57,557	76,531	125,177	117,325
Other insurance related income	1,156	884	2,047	1,727

Total revenues	948,101	948,088	2,855,499	2,608,148

Expenses

Net losses and loss expenses	506,839	422,154	2,091,598	1,293,787
Acquisition costs	146,836	123,788	430,097	364,614
General and administrative expenses	114,537	103,435	349,162	309,266
Foreign exchange losses (gains)	(60,830)	24,961	(27,254)	(10,415)
Interest expense and financing costs	15,677	15,800	46,982	40,185

Total expenses	723,059	690,138	2,890,585	1,997,437

Income (loss) before income taxes	225,042	257,950	(35,086)	610,711
Income tax expense	3,765	9,890	7,892	27,550

Net income (loss)	221,277	248,060	(42,978)	583,161
Preferred shares dividends	9,219	9,218	27,656	27,656

Net income (loss) available to common shareholders	$212,058	$238,842	$(70,634)	$555,505

Per share data
Net income (loss) per common share:
Basic net income (loss)	$1.68	$1.99	$(0.58)	$4.50
Diluted net income (loss)	$1.66	$1.78	$(0.58)	$4.04
Weighted average number of common shares outstanding – basic	125,971	120,091	121,197	123,320
Weighted average number of common shares outstanding – diluted	128,002	134,406	121,197	137,382
Cash dividends declared per common share	$0.23	$0.21	$0.69	$0.63

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	2011			2010
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$493,460	$341,596	$835,056	$433,550	$317,137	$750,687
Net premiums written	331,857	341,596	673,453	309,277	317,045	626,322
Net premiums earned	370,520	469,472	839,992	320,184	438,689	758,873
Other insurance related income	1,156	–	1,156	884	–	884
Net losses and loss expenses	(207,403)	(299,436)	(506,839)	(150,860)	(271,294)	(422,154)
Acquisition costs	(51,753)	(95,083)	(146,836)	(38,962)	(84,826)	(123,788)
General and administrative expenses	(72,005)	(25,439)	(97,444)	(64,147)	(22,292)	(86,439)

Underwriting income	$40,515	$49,514	90,029	$67,099	$60,277	127,376

Corporate expenses			(17,093)			(16,996)
Net investment income			49,396			111,800
Net realized investment gains			57,557			76,531
Foreign exchange (losses) gains			60,830			(24,961)
Interest expense and financing costs			(15,677)			(15,800)

Income before income taxes			$225,042			$257,950

Net loss and loss expense ratio	56.0%	63.8%	60.3%	47.1%	61.8%	55.6%
Acquisition cost ratio	14.0%	20.3%	17.5%	12.2%	19.4%	16.3%
General and administrative expense ratio	19.4%	5.4%	13.7%	20.0%	5.1%	13.7%

Combined ratio	89.4%	89.5%	91.5%	79.3%	86.3%	85.6%

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	2011			2010
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,600,548	$1,829,101	$3,429,649	$1,419,372	$1,696,389	$3,115,761
Net premiums written	1,116,222	1,808,150	2,924,372	982,969	1,675,927	2,658,896
Net premiums earned	1,058,042	1,410,165	2,468,207	878,117	1,311,975	2,190,092
Other insurance related income	2,047	–	2,047	1,727	–	1,727
Net losses and loss expenses	(692,255)	(1,399,343)	(2,091,598)	(437,057)	(856,730)	(1,293,787)
Acquisition costs	(145,075)	(285,022)	(430,097)	(110,670)	(253,944)	(364,614)
General and administrative expenses	(209,960)	(80,900)	(290,860)	(189,802)	(66,960)	(256,762)

Underwriting income (loss)	$12,799	$(355,100)	(342,301)	$142,315	$134,341	276,656

Corporate expenses			(58,302)			(52,504)
Net investment income			260,068			299,004
Net realized investment gains			125,177			117,325
Foreign exchange gains			27,254			10,415
Interest expense and financing costs			(46,982)			(40,185)

Income (loss) before income taxes			$(35,086)			$610,711

Net loss and loss expense ratio	65.4%	99.2%	84.7%	49.8%	65.3%	59.1%
Acquisition cost ratio	13.7%	20.2%	17.4%	12.6%	19.4%	16.6%
General and administrative expense ratio	19.9%	5.8%	14.2%	21.6%	5.1%	14.1%

Combined ratio	99.0%	125.2%	116.3%	84.0%	89.8%	89.8%

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	Three months ended		Nine months ended
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Net income (loss) available to common shareholders	$212,058	$238,842	$(70,634)	$555,505
Net realized investment gains, net of tax(1)	(56,610)	(75,291)	(123,334)	(116,124)
Foreign exchange (gains) losses, net of tax(2)	(60,721)	25,502	(27,112)	(10,496)

Operating income (loss)	94,727	189,053	(221,080)	428,885

Net income (loss) per share – diluted	$1.66	$1.78	$(0.58)	$4.04
Net realized investment gains, net of tax	(0.44)	(0.56)	(1.02)	(0.84)
Foreign exchange (gains) losses, net of tax	(0.48)	0.19	(0.22)	(0.08)

Operating income (loss) per share – diluted	$0.74	$1.41	$(1.82)	$3.12

Weighted average common shares and common share equivalents – diluted	128,002	134,406	121,197	137,382

Average common shareholders’ equity	4,845,022	5,172,120	4,991,038	5,174,591

Annualized return on average common equity	17.5%	18.5%	(1.9% )	14.3%

Annualized operating return on average common equity	7.8%	14.6%	(5.9% )	11.1%

(1) Tax cost of $947 and $1,240 for the three months ended September 30, 2011 and 2010, respectively, and $1,843 and $1,201 for the nine months ended September 30, 2011 and 2010, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2) Tax (cost) benefit of ($109) and ($541) for the three months ended September 30, 2011 and 2010, respectively, and ($142) and $81 for the nine months ended

September 30, 2011 and 2010, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to those models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income (loss), which is a “non-GAAP financial measure” as defined in Regulation G. Operating income (loss) represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange losses (gains). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income (loss) available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings (loss) per share – represents operating income (loss) divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity – represents operating income (loss) for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income (loss)”, in total and on a per share basis, and “annualized operating return on average common equity” which is based on the “operating income (loss)” measure.

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange losses (gains) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange losses (gains) reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude realized gains (losses) and foreign exchange losses (gains) from their analyses for the same reasons.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda HM08

Tel. 441.496.2600  Fax 441.296.3140

www.axiscapital.com